Exhibit 99.1

Media Contact:	Stevi Wara Diamond Resorts Corporation Tel: 702.823.7069; Fax: 702.684.8705 media@diamondresorts.com
DIAMOND RESORTS CORPORATION ANNOUNCES COMPLETION OF
EXCHANGE OFFER FOR 12% SENIOR SECURED NOTES
LAS VEGAS, NV (August 12, 2011) — Diamond Resorts Corporation (the “Company”) today announced that it has completed its exchange offer (the “Exchange Offer”) for any and all of its outstanding $425,000,000 12% Senior Secured Notes due 2018 (the “Outstanding Notes”) for an equal amount of its new 12% Senior Secured Notes due 2018 (the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Outstanding Notes were issued on August 13, 2010, in a private placement pursuant to Rule 144A and Regulation S under the Securities Act.
In the Exchange Offer, $425,000,000 aggregate principal amount of Outstanding Notes were validly tendered and not validly withdrawn prior to the expiration of the Exchange Offer at 11:59 p.m., New York City time, on August 10, 2011, which represents 100% of the aggregate principal amount of Outstanding Notes outstanding upon commencement of the Exchange Offer. The Company has accepted for exchange all of the Outstanding Notes validly tendered and not validly withdrawn.
This news release is for informational purposes only, and is not an offer to buy or the solicitation of an offer to sell any security. The Exchange Offer was made pursuant to the Exchange Offer documents, including the prospectus and letter of transmittal, each of which was filed with the SEC on a registration statement on Form S-4, which was declared effective on July 8, 2011.
Diamond Resorts International®, with global headquarters in Las Vegas, Nevada, is one of the largest hospitality companies in the world with more than 200 branded and affiliated resorts and over 27,000 guest beds in 28 countries with destinations throughout the continental United States and Hawaii, Canada, Mexico, the Caribbean, Europe, Asia, Australia and Africa. Offering simplicity, choice and comfort to more than 418,000 owners and members through the branded hospitality service of approximately 5,000 team members worldwide, Diamond Resorts International® is dedicated to providing its guests with effortless and relaxing vacation experiences every time, for a lifetime.
Annually, nearly 1.4 million owners, members and guests enjoy the simplicity, choice and comfort Diamond Resorts International® offers through our branded hospitality experience.
About Diamond Resorts Corporation
Diamond Resorts Corporation and its subsidiaries develop, own, operate and manage vacation ownership resorts and, through resort and partner affiliation agreements, provide owners and members with access to 71 managed resorts and 132 affiliated resorts and four cruise itineraries through THE Club® at Diamond Resorts International®. To learn more, visit DiamondResorts.com.
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